SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K



                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


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       Date of Report (Date of earliest event reported): February 12, 2004





                        CNL HOSPITALITY PROPERTIES, INC.
               (Exact Name of Registrant as Specified in Charter)

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
          Maryland                        0-24097                  59-3396369
(State or other jurisdiction     (Commission File Number)         (IRS Employer
      of incorporation)                                        Identification No.)
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                    450 South Orange Avenue                          32801
                       Orlando, Florida                           (Zip Code)
           (Address of principal executive offices)


       Registrant's telephone number, including area code: (407) 650-1000

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Item 5. Other Events and Required FD Disclosure.

     On February 12, 2004, CNL Hospitality Properties, Inc. (the "Company") issued a press release announcing that the Company entered into an agreement (the "Stock Purchase Agreement") pursuant to which the Company, through CNL Resort Acquisition Corp., a subsidiary of the Company, has agreed to acquire all of the outstanding capital stock of KSL Recreation Corporation ("KSL") and its subsidiaries for approximately $1.366 billion in cash. As of February 2, 2004, KSL has outstanding debt of approximately $794 million.

     The Board of Directors of the Company have unanimously approved the transaction. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

     The Stock Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K. The foregoing description is qualified in its entirety by reference to the full text of the Stock Purchase Agreement.

     The closing of the transaction contemplated by the Stock Purchase Agreement (the "KSL Transaction") is subject to the fulfillment of certain conditions, such as customary approvals and other closing conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that the KSL Transaction will occur.

     This report contains "forward-looking statements" based on the Company's current expectations and projections about future events. These forward-looking statements relate to the Company's ability to successfully complete its acquisition of KSL. Future events and actual results could differ materially from those identified or contemplated by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Not applicable.
     (b)  Not applicable.
     (c)  Exhibits.

          Exhibit 2.1 Stock Purchase Agreement, dated as of February 12, 2004, by and among KKR Partners II, L.P., KKR 1996 Fund, L.P., Resort Associates, L.P., Golf Associates, L.P., CNL Resort Acquisition Corp. and KSL Recreation Corporation.

          Exhibit No. 99.1 Press Release dated February 12, 2004.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    CNL HOSPITALITY PROPERTIES, INC.


Dated: February 12, 2004            By: /s/ Thomas J. Hutchison III
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                                        THOMAS J. HUTCHISON III
                                        Chief Executive Officer

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